Exhibit 99.1
Press Release

Triad Guaranty Inc. Announces Filing of Administrative Order and Complaint for Rehabilitation for Triad Guaranty Insurance Corporation

WINSTON-SALEM, N.C., December 11, 2012 -- Triad Guaranty Inc. (OTCBB: TGIC) today announced that the Illinois Department of Insurance (the "Department") has issued an Administrative Order recommending that Triad Guaranty Insurance Corporation ("Triad") be placed in rehabilitation.  Additionally, the Department is expected to file today a Complaint for Rehabilitation with the Circuit Court of Cook County, Illinois seeking an Order of Rehabilitation.  The Board of Directors of Triad has consented to the Order of Rehabilitation and it is expected to be entered by the Court in the near future.

Upon entry of the Order of Rehabilitation by the Court, the Director of the Illinois Department of Insurance will be vested with possession and control over all of the assets and liabilities of Triad and Triad Guaranty Inc. will cease to have any oversight or management authority over Triad or its business and affairs.

In a related matter, on December 10, 2012, the Department approved reimbursement by Triad of expenses totaling $734,000 incurred by Triad Guaranty Inc. on behalf of Triad.  As a result of the Order of Rehabilitation, Triad Guaranty Inc. does not expect to receive any further reimbursement of expenses or other funds from Triad.

As discussed in Triad Guaranty Inc.'s Quarterly Report on Form 10-Q filed on November 14, 2012, this action by the Department to place Triad in rehabilitation will negatively impact Triad Guaranty Inc.'s ability to fund its operations in the future.  Triad Guaranty Inc. expects that this action will likely lead it to commence winding up its business and liquidating through a Chapter 11 bankruptcy proceeding or other liquidation proceedings, although the timing of the institution of such a proceeding has not been determined.

 For more information, please visit the Company's web site at www.triadguaranty.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments.  These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us.  Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including: our ability to continue as a going concern and various other factors described under "Risk Factors" and in the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2011 and in other reports and statements filed with the Securities and Exchange Commission.  Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as otherwise required by law.
SOURCE: Triad Guaranty Inc.
CONTACT: Bob Ogburn, Vice President and Treasurer, at 336.723.1282 ext. 1167 or bogburn@tgic.com

####